FAST & FLUID
THE TINTING COMPANY

# EMPLOYMENT AGREEMENT

**Between:**

**Fast & Fluid Management B.V.**, a private company with limited liability, with corporate seat in Sassenheim (The Netherlands) and address at Hub an Doorneweg 31, (2171KZ) Sassenheim, The Netherlands (also referred to as the "**Company**" or the "**Employer**"), represented by E. Ashleman, Vice President, Group Executive, IDEX Corporation,

and

**Mr. M.A. Uleman** ("**Mr. Uleman**" or the "**Employee**"), born on [redacted] and living in [redacted]

Jointly referred to as the "**Parties**";

**Whereas:**

A. The Company and Mr. Uleman previously signed an employment agreement for an indefinite period of time pursuant to which Mr. Uleman entered into the Company's employment effective January 9th, 2012 (the "**Commencement Date**");

B. The Parties wish to update and renew the terms of Mr. Uleman's employment conditions, respecting the length of service built up by Mr. Uleman since the Commencement Date;

C. In this employment agreement (the "**Employment Agreement**"), the Parties confirm the updated and renewed terms and conditions of Mr. Uleman's continued employment with the Company;

D. Mr. Uleman has also entered into agreements with the Company's parent company, IDEX Corporation ("**IDEX**") including but not limited to the Confidential Information, Work Product and Restrictive Covenant Agreement executed in February 2017 (the "**CWR Agreement**"), the Assignment Letter executed June 2020 and other agreements related to management incentive schemes and stock options. All these and other agreements between IDEX and Mr. Uleman shall all remain in force under the applicable terms and conditions as agreed between them;

E. The Employment Agreement replaces all (oral and written) agreements previously concluded between the Company and Mr. Uleman, with exception of the Assignment Confirmation Letter executed June 2020 which will remain in force as per the terms thereof, albeit that references to the employment agreement shall refer exclusively to this Employment Agreement;

## 1. POSITION AND EMPLOYMENT

1.1 The Employment Agreement is entered into for an indefinite period of time and the terms and conditions as stipulated herein shall apply effective the date of signing.

1.2 Mr. Uleman shall continue to hold the role **of Group President** reporting to Mr. Eric Ashleman, President, IDEX Corporation.

1.3 Mr. Uleman shall execute his duties from the Company's offices in The Netherlands or from any other location in or outside of The Netherlands if and when the proper fulfilment of Mr. Uleman's duties so

require. Mr. Uleman shall furthermore execute his duties in accordance with the instructions and guidelines as issued to him by or on behalf of the Company.

1.4 Without the Company's prior written permission, the Employee is not allowed to undertake any other commissions or commercial activities besides his employment in accordance with this Employment Agreement.

## 2. PROBATION PERIOD

Not applicable.

## 3. NOTICE PERIOD – CONTRACTUAL SEVERANCE

3.1 In the event of termination of this Employment Agreement notice is given in writing as per the last day of a calendar month. The Company shall observe four (4) months' notice and Mr. Uleman shall observe two (2) months' notice.

3.2 In the event of a forced dismissal initiated by the Company either for reason of restructuring or for personal reasons other than gross misconduct or an urgent cause (*dringende reden*) the Parties shall at all times endeavor to terminate the Employment Agreement by way of mutual consent and the execution of a settlement agreement including a full and final release to that effect. Provided that the Parties will reach full and final agreement about the terms and conditions of the settlement agreement within two (2) weeks' time from the date that the Company presents its amicable termination offer, the Company shall pay Mr. Uleman a severance based on one annual pay consisting of the Annual Salary (defined in clause 4.1, and as applicable at the time of termination taking into consideration annual increases or a lower salary in the event of part-time work or redeployment in a role with a lower salary) plus the annual bonus at target payout (the "**Contractual Severance**").

3.2.1 The Contractual Severance is a gross amount and is subject to payroll tax deductions.

3.2.2 Whether Mr. Uleman will be required to remain in active duty during the applicable notice period is subject to the Company's sole discretion based upon the Company and IDEX's business needs, and Mr. Uleman shall adhere to the Company's decision in that respect.

3.2.3 In the event that the settlement agreement stipulates a release from duties (garden leave) during the notice period, the period of garden leave will constitute part of the Contractual Severance with the remainder paid out under the final settlement of accounts.

3.2.4 In the event that the settlement agreement requires Mr. Uleman to remain actively working during the entire contractual four (4) months' notice period or part thereof, the Contractual Severance shall be paid out in full or respectively pro-rated depending on the remainder of the notice period during which Mr. Uleman is released from duties.

3.2.5 In the event that Mr. Uleman is in breach of the post contractual restrictions stipulated in paragraph 8 of this Employment Agreement and the CWR Agreement, his entitlement to the Contractual Severance will lapse and he will be obliged to repay the Contractual Severance as per the terms of the settlement agreement.

3.3 Entitlement to the Contractual Severance is contingent upon Mr. Uleman waiving any other claims or rights to other financial compensation (such as but not limited to pay out of vacation days, vacation allowance, bonus, stock, damages etc.) from the Company or any other IDEX Entity. If the Parties fail to reach an amicable settlement, Mr. Uleman will have no rights or claims to the Contractual Severance whatsoever. The Contractual Severance shall explicitly not be in addition to any end of employment compensation/severance to which Mr. Uleman would be entitled by statutory law or pursuant to a court awarded severance or compensation. In the event that a court would award the Contractual Severance in addition to another amount of severance or compensation, the Parties agree that the Contractual Severance will be deducted from the total court awarded amounts.

## 4 REMUNERATION AND OTHER BENEFITS

4.1 **Salary.** Employee is entitled to an annual gross salary of €410.000 including 8% holiday allowance (the "**Annual Salary**"). The salary shall be paid in monthly terms of €31.635,80 gross each (the "**Salary**"). From year to year the salary will be discussed for review in a positive way. The holiday allowance (8% of the cumulated gross annual salary) will be paid in May of each year.

4.3 **MICP.** Mr. Uleman shall participate in the Management Incentive Compensation Plan (the "**MICP**"), as established each fiscal year, which provides annual incentive earnings opportunity based on plan design. Mr. Uleman's MICP target level of incentive compensation will be seventy percent **(70%)** of the base Salary and administered according to the MICP document.

4.4 **IAP.** Mr. Uleman will continue to be eligible for equity grants which may be in the form of a combination of one or more of the following: stock options, performance stock units and restricted stock units under the IDEX Incentive Award Plan (the "**IAP**") at IDEX's annual grant as established each fiscal year. These annual awards are currently targeted to have a value of **€410,000 gross**. Mr. Uleman's actual award in any year is dependent upon current program design and his performance and is granted at the discretion of the Board of Directors. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of the company.

4.5 **IDEX Discretion**. The IAP and the MICP are exclusively operated by IDEX. Eligibility to participate is at IDEX Corporation's sole discretion. When granted, Mr. Uleman will be provided a grant agreement outlining the terms of the grant for signature. The employee must abide by all terms of the agreement, including vesting and employment terms in order to receive these awards. Entitlement to incentive awards under the IAP and the MICP is subject to the plan rules as applicable from time to time. The Employer has no authority or influence on the IAP and MICP and any claims that Mr. Uleman has or may have in future in terms of these plans remain separate from the terms of employment under this Employment Agreement and cannot be claimed from the Employer during this Employment Agreement nor in relation to the termination thereof. The Employer's role in respect of the IAP and MICP is limited to executing payment of awardee grants under those plans through its payroll.

4.6 **Overtime.** Mr. Uleman's employment under this Employment Agreement is designed as a full-time, 40 hours a week, employment and compensation for overtime is deemed sufficiently compensated in the agreed remuneration.

4.7 **Vacation.** Mr. Uleman shall take vacation in alignment with the executive leadership team vacation plan practice, albeit that he will take at minimum 20 vacation days per calendar year as per mandatory laws in the Netherlands. Vacation shall be taken with due consideration of the interests of Mr. Uleman's job requirements and the business' needs. The accrual and expiration of vacation rights are subject to the rules as laid down in the Netherlands Law. The vacation year is from January 1st to December 31st.

## 5. SICK LEAVE and INCAPACITY FOR WORK

5.1 In the event that Mr. Uleman is sick or unable to perform his duties under this Employment Agreement for any reason, he will be obliged to inform the Company thereof before 9.00 am on the first day of absence and adhere to the Company's absenteeism policy as this reads from time to time.

5.2 In case of sickness or incapacity and only if and to the extent wherein, pursuant to article 7:629 the Netherlands Civil Code, the Employer is obliged to pay salary, Employer will pay to Mr. Uleman:

- during a maximum period of 3 months calculated as from the first day of sickness: 100% of the Salary;
- in case of the sickness continuing thereafter, during a subsequent period of maximally 21 months: 60% of the Salary, capped at €20.000, gross per month.

5.3 During illness or incapacity Employee shall not be entitled to grants, management incentives, bonus or other financial benefits pursuant to the MICP or IAP, unless explicitly decided otherwise and confirmed in writing by and at the sole discretion of IDEX.

5.4 For the purpose of calculating the period referred to in clause 5.2 of this paragraph 5, various consecutive periods of illness will be considered one and the same (sickness) period, if such periods succeed each other with an interval of less than four (4) weeks.

## 6. COMPANY CAR and EXPENSES

6.1 Employee is entitled to a lease-car based on the IDEX car-lease policy. An agreement for the company car has been made available to Mr. Uleman. Separate reimbursement of travel costs (for the use of a privately owned car for business trips or travel home-office) is not possible.

6.2 Reimbursement for all business expenses will be made in accordance with the from time to time applicable Company expense policy and relevant tax laws and regulations.

## 7. PENSION & CLA

7.1 The Employee participates in the pension scheme "*Bedrijfspensioenfonds Metalektro*" ("***PME***"). Any changes implemented by PME will be applicable to the Employee's pension contract and plan documents. The part of the Salary that exceeds the maximum pension-accruing salary as applied by PME will be insured separately. All pension premiums, including "*WAO gat verzekering*" are paid by the Company. The Company retains its rights to adjust the pension schemes in accordance with article 7:613 The Netherlands Civil Law and article 19 of the Netherlands Pension Act.

FAST& FLUID

THE TINTING COMPANY

7.2 This Employment Agreement is not subject to a collective labor agreement (CLA), more specifically the CAO Metalektro does not apply.

**8. CWR AGREEMENT**

8.1 The Parties agree that the terms and conditions on confidentiality and trade secrets, non-compete, non-solicitation of or interference with customers, non-inducement and non-hire as stipulated in the CWR Agreement (**Annex 1**) shall apply between them as part of this Employment Agreement, albeit that the Parties have agreed to an amendment of certain considerations and paragraphs consent as outlined in (**Annex 2**).

8.2 The Company may release Mr. Uleman from certain restrictions in the CWR Agreement or this Employment Agreement or limit the scope thereof at its sole discretion. A release from or limitation of scope of the restrictions is only valid if this is confirmed to Mr. Uleman in writing by the Company and is subject to prior approval of the Chief Human Resources Officer of IDEX.

8.3 Notwithstanding the inclusion of the CWR Agreement in this Employment Agreement, the original CWR Agreement shall remain valid as a separate contractual relationship between IDEX Corporation and Mr. Uleman in its full form as agreed between them.

**9 BUSINESS IDEAS and IP**

9.1 Insofar as the rights specified in this clause are not vested in the Company by operation of law pursuant to the Employment Agreement, Employee will irrevocably transfer and assign to the Company in advance any intellectual and/or industrial property rights of whatever nature in or arising from ideas, concepts, discoveries, inventions, improvements and/or developments made or acquired by Employee (either solely or jointly with others) in the discharge of Employee's duties for the Company or any entity within the IDEX group of companies (the "**Group**") and/or by use of any means that become available to Employee as a consequence of his employment with the Company, free from any and all encumbrances.

9.2 Employee irrevocably grants the Company a power-of-attorney to execute any documents or to take any action to enable the Company to enjoy the full benefit of any rights granted to the Company pursuant to this Employment Agreement and/or to effectuate the transfer/assignment as referred to herein. The Company will bear all costs associated with any transfer/assignment of intellectual and/or industrial property rights of whatever nature.

9.3 Employee will promptly disclose to the Company fully and completely any and all of the ideas, concepts, discoveries, inventions, improvements and developments, made or acquired by Employee in the discharge of Employee's duties for the Company.

9.4 Employee irrevocably waives for the benefit of the Company any moral/personal rights that may vest in Employee in respect of the work products referred to in the previous clauses and the CWR Agreement.

9.5 Employee acknowledges that his Salary includes reasonable and sufficient compensation for the fact that the intellectual and industrial property rights, referred to above, will vest in the Company by operation of law or through the transfer to the Company of such rights.

FAST & FLUID

THE TINTING COMPANY

## 10. COMPANY PROPERTY

10.1 Upon termination of this Employment Agreement or at any earlier moment as directed by the Company, Mr. Uleman shall return all business documents and other property of any kind belonging to the Company or the Group which have been entrusted to him during his employment within the Group or which he in any other way has had access to. Mr. Uleman has no right to retain any business documents (either in hard copy or in soft copy) of any kind on the ground that he may have claims against the Company or the Group.

## 11. PENALTY IN CASE OF BREACH OF CONTRACT

11.1 In the event that Mr. Uleman is in breach of the obligations/restrictions in paragraphs 8, 9 and 10 of this Employment Agreement and/or any of the restrictions stipulated in the CWR Agreement, he will immediately, without any notice of default being required, forfeit to the Company a penalty/liquidated damages for each separate breach thereof, amounting to the Annual Salary, currently €410.000 without prejudice to the Company's rights to claim the actual damages incurred by the Company or the Group, instead of the penalty/liquidated damages if this exceeds the total amount of the forfeited penalties. Insofar as it is permitted by law to claim both the penalties and the actual damages, the Company retains all its rights and legal remedies to do so.

11.2 The Parties explicitly agree to deviate from the provisions of article 7:650 paragraphs 3 and 5 the Netherlands Civil Code both in respect of the amounts of the penalties and to the extent that these penalties can be used by Company for its own benefit.

11.3 Payment of the penalties referred to in paragraph 11.1 will not release Mr. Uleman from his obligations as specified in this Employment Agreement and the CWR Agreement. The Parties explicitly agree to deviate from article 6:91 of The Netherlands Civil Code.

11.4 Mr. Uleman acknowledges that he is aware that disclosing Confidential Information and/or Trade Secrets or not returning Company Property as required by the Company is a criminal offence under the laws of The Netherlands that constitutes a violation of the Dutch Act on Protection of Trade Secrets (*Wet Bescherming Bedrijfsgeheimen*). In the event of breach of the obligations under this Employment Agreement and the CWR Agreement, Mr. Uleman will be held liable for all damages to the fullest extent permitted by law, and may result in criminal prosecution.

11.5 In the event that Employee is in breach of the restrictions under paragraph 8 of this Employment Agreement, the Restriction Period as defined in the CWR Agreement is extended for another 12 months from the last day that each breach occurred/continued.

## 12 URGENT CAUSE

12.1 This Employment Agreement can be terminated with immediate effect in the event of an urgent cause as defined in article 7:678 of The Netherlands Civil Code. Circumstances that in any case will constitute an urgent cause and will result in instant termination of this Employment Agreement are:

a. the Employee is committing a material breach of the terms and conditions of this Employment Agreement, which the Employee does not cure within 30 days of written notice;

b. the Employee has committed gross misconduct or gross negligence in the discharge of his duties; or has committed a violation of the IDEX Code of Business Conduct and Ethics; and

c. the Employee is convicted of any felony, or is guilty of dishonesty or breach of loyalty or any misconduct, which reflects adversely on the Company or the Group.

## 13. ENTIRE AGREEMENT

13.1 The Company retains its rights to unilaterally amend the employment conditions (*arbeidsvoorwaarden*) of this Employment Agreement with due observance of the provisions of article 7:613 and/or 7:611 Dutch Civil Code.

13.2 The provisions of this Employment Agreement and its Annexes that by their nature are intended to survive termination will remain in effect after termination of this Employment Agreement.

13.3 Each provision of this Employment Agreement is severable. If any provision is held to be invalid and/or unenforceable by any competent court, such invalidity and/or unenforceability shall not affect the remaining provisions of this Employment Agreement. In such event, the Parties hereto shall enter into negotiations aimed at replacing the invalid/unenforceable provision by a provision to maximally the same effect that is valid and enforceable.

13.4 All Company or Group operated policies are subject to periodic review and unilateral change. The latest versions as published by or on behalf of the Company shall apply to this Employment Agreement.

## 14. DISPUTES

14.1 This Agreement is drawn up in accordance with and is subject to the laws of The Netherlands.

14.2 Parties explicitly intend for the arrangements in this Employment Agreement and the CWR Agreement to apply and to be enforceable regardless of the local laws of the jurisdiction in which the Employee resides during or post termination of the Employment Agreement.

14.3 In the event that a dispute arises while Employee resides in the US or a competent court rules that US laws apply, any dispute concerning the validity, interpretation or application of this Employment Agreement shall be settled by arbitration under the US Arbitration rules. Irrespective of the outcome of the arbitration, the costs of arbitration shall be borne by the Company. Each party shall bear its own legal/consultancy costs.

IN WITNESS whereof the parties hereto have executed this Agreement in two original copies on 15 June, 2020.

| **Fast & Fluid Management B.V.** | **Mr. M. Uleman** |
| --- | --- |
| P. van Driel | |

THE TINTING COMPANY

ANNEX 1. THE CWR AGREEMENT AS EXECUTED BETWEEN IDEX CORPORATION AND MR. ULEMAN

FAST& FLUID

THE TINTING COMPANY

## ANNEX 2. AMENDMENTS TO THE CWR AGREEMENT AS PER THE EMPLOYMENT AGREEMENT (dated June 2020) BETWEEN FAST&FLUID MANAGEMENT B.V. AND MR. ULEMAN

a. "**Employer**" shall refer to Fast & Fluid Management B.V.

b. "**IDEX Entity**" includes IDEX Corporation.

c. "**At-will employment**" does not apply to this Employment Agreement.

d. **Paragraph 1. Scope of Agreement:**

- The terms of the CWR Agreement are explicitly agreed between the Parties in writing and it is thus not deemed automatically assigned between them.

e. **Paragraph 2. Definitions:**

- "Trade Secrets" means information defined as a trade secret by the Company, or local business standards, and The Netherlands law, or other applicable law.

f. **Paragraph 3. Confidential Information and Trade Secrets:**

- Section (g) reference to "Federal or state trade secret law" is replaced by "The Netherlands law, or other applicable law".
- Section (h) reference to "National Labor Relations Act" is replaced by "The Netherlands law, or other applicable law".

g. **Paragraph 4. Work Product:**

- Section (d) reference to "all United States and foreign patent rights and copyrights" is amended as follows: "all The Netherlands, United States and other foreign patent rights and copyrights".

h. **Paragraph 6. Further Assurances:**

- In the first paragraph "seek and obtain United States and/or foreign patents with respect to Work Product" is amended as follows: "seek and obtain The Netherlands, the United States and/or other foreign patents with respect to Work Product".

i. **Paragraph 7. Breach and Equitable Remedies:**

- Reference to "including in paragraphs 2, 3, 4 or 5 above" is amended as follows: "including in paragraphs 3, 4, 5 or 6 above".

j. **Paragraph 11. Miscellaneous:**

- Section (a) reference to "the internal laws of the State of Delaware of the United States of America, without regard to any principles of conflict of laws" is replaced by "The Netherlands law".
- Section (a) reference to "Any action regarding this Agreement or Employee's employment with or separation from Employer or other IDEX entity must be brought and prosecuted in the state or federal courts where the principal place of business for Employer or other IDEX Entity is located, and the parties will not dispute that personal jurisdiction or venue is appropriate and convenient in those courts" is replaced by "Any action regarding this Agreement or Employee's employment with or separation from Employer must be brought before the competent court as per The Netherlands law".